Exhibit 99.1

FOR IMMEDIATE RELEASE

SPCC REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

LIMA, PERU, January 30, 2004 - Southern Peru Copper Corporation (SPCC) (NYSE: PCU and LSE: PCUC1) today reported net earnings of $43.2 million, or diluted earnings per share of 54 cents, for the fourth quarter of 2003 compared with net earnings of $14.8 million, or diluted earnings per share of 18 cents, for the fourth quarter of 2002.

For the full-year 2003, net earnings before cumulative effect of the change in accounting principles increased 99.2% to $120.7 million, or diluted earnings per share of $1.51, compared with $60.6 million, or diluted earnings per share of 76 cents for 2002.  These results, however, were reduced by a $10 million deferred tax charge the Company recorded in the fourth quarter of 2003 to include the impact of a 3% increase in the Peruvian tax rate for years after 2003.  U.S. GAAP, under FASB No. 109, requires SPCC to record the tax adjustment when the rate change is known and not in future periods when deferred taxes are expected to become current taxes. EBITDA increased to $290.4 million in 2003 compared to $186.8 million in the year 2002.  The Company’s cash increased 100% in 2003 to $295.5 million at December 31, 2003.

Sales of products were $245.7 million in the fourth quarter of 2003 compared with $165.2 million in the fourth quarter of 2002, an increase of 48.7% over the 2002 period.  Sales of products for the full-year 2003 totaled $798.4 million compared with $664.7 million for 2002, an increase of 20.1% over the full-year 2002.  Molybdenum and silver, the most important by-products of the Company, represented 15.7% of the total sales in the year 2003 and 11.9% in the year 2002.  For the year 2003 molybdenum sales represented 13.1% of sales, silver 2.6% of sales and copper, the principal product of the Company, 83.2% of sales.

Metal Prices

The average price for copper on the London Metal Exchange (LME) and New York Commodity Exchange (COMEX) in the fourth quarter of 2003 was 93 cents and 94 cents per pound, respectively, compared with 70 cents and 71 cents in the year earlier period.  The average price for molybdenum the Company’s principal by-product, was $6.35 per pound this quarter, compared with $3.28 in the fourth quarter of 2002.  The price of silver, another significant by-product, averaged $5.28 per ounce on the COMEX in the fourth quarter of 2003, compared with $4.52 in the fourth quarter of 2002.

For the full-year 2003, the average price for copper on both the LME and COMEX was 81 cents per pound, compared with 71 cents and 72 cents per pound in 2002, respectively.  The price for molybdenum was higher in 2003 at $5.32 per pound compared to $3.77 per pound in 2002.  The price for COMEX silver was higher in 2003 at $4.89 per ounce compared with $4.60 per ounce in 2002.

Production

Mine copper production for the full-year 2003 increased 8.1% to 826 million pounds. This increase of 62.1 million pounds included 37.3 million pounds from the Toquepala mine, 36.0 million pounds from the Cuajone mine and a decrease of 11.2 million pounds in SX/EW production.  The Toquepala mine increase in production was principally due to the higher Toquepala concentrator capacity.  The Toquepala concentrator processed 20.5% more in 2003, establishing a new milling record of 21.2 million tons.  This increase in throughput was reduced, somewhat, by lower ore grades encountered in 2003 and slightly lower recoveries. Despite the lower recovery and grade, the concentrator produced 505,236 tons of concentrate a new production record. The increase in production from the Cuajone mine is due to higher ore grades in 2003 and improved mill recoveries, which produced 710,004 tons of concentrate, a new production record.  SX/EW copper production decreased by 11.2 million pounds because of lower PLS grades.

In 2003, SPCC´s smelter processed 1.18 million tons of concentrates the same as in 2002.  Improved operations at the Ilo refinery increased cathode production by 0.8% to 626.1 million pounds, another new production record at the refinery.

Results and Modernization Program

Commenting on the Company’s economic results, Mr. German Larrea Mota-Velasco, Chairman of SPCC’s Board of Directors and Chief Executive Officer said, “The improvement in Company earnings for both the fourth quarter of 2003, and the full year 2003, when compared with the same periods of 2002, is due to the combination of the following factors: (i) significant increases in mine copper production  (8.1%), molybdenum our principal by-product (8.4%), (ii) increases in the price for copper (14%) and molybdenum (41%), and (iii) cost reductions at the operations due to greater efficiencies achieved in 2003. Mr. Larrea added that this increase in production and the efficiencies achieved represent a significant step towards reducing unit costs and optimizing the break even operating cash cost of SPCC’s copper production, which in 2003 and 2002 were 39.9 cents and 45.6 cents, respectively. This represents a 12.5% reduction.”

Reporting on the Company’s modernization program, Mr. Oscar Gonzalez Rocha, President and General Director of SPCC said, “As a part of the “PAMA” agreement with the Government of Peru on environmental matters, SPCC signed a contract for the Ilo Smelter project, and filed such contract with the Peruvian Ministry of Energy and Mines.  This project is part of the Company’s commitment with the Peruvian Government and it adheres to the environmental compliance and management program.”

Southern Peru Copper Corporation (SPCC) is one of Peru’s largest companies and one of the ten largest copper producers worldwide.  The ownership of SPCC shares, either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%), Cerro Trading Company (14.2%); Phelps Dodge (14.0%) and other shareholders (17.6%).

Southern Peru Copper Corporation
and Subsidiaries

SUMMARY OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002		2003	2002
	(in millions, except for per share data)
			%			%
Sales	$245.7	$165.2	48.7	$798.4	$644.7	20.1

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	81.8	27.0	203.0	206.9	97.5	112.2

Taxes on income	38.2	12.0	218.3	85.0	36.1	135.5

Minority interest of investment shares	0.4	0.2	100.0	1.2	0.8	50.0

Earnings before cumulative effect of the change in accounting principle	43.2	14.8	191.9	120.7	60.6	99.2

Cumulative effect of the change in accounting principle, net of income tax	—	—		1.5	—

Net earnings	$43.2	$14.8	191.9	$119.2	$60.6	96.7

Weighted average common shares outstanding (Basic)	80.0	80.0		80.0	80.0
Weighted average common shares outstanding (Diluted)	80.0	80.0		80.0	80.0

Per Comon share amounts:
Earnings before cumulative effect of the change in accounting principle	$0.54	$0.18		$1.51	$0.76
Cumulative effect of the change in accounting principle, net of income tax	—	—		(0.02)	—
Net earnings – Basic and Diluted	$0.54	$0.18		$1.49	$0.76
Dividends paid	$0.23	$0.09		$0.57	$0.36

Southern Peru Copper Corporation
and Subsidiaries

AVERAGE METAL PRICES

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	%	2003	2002	%

Copper (per pound – LME)	$0.93	$0.70	33	$0.81	$0.71	14

Copper (per pound – COMEX)	$0.94	$0.71	32	$0.81	$0.72	13

Silver (per ounce – COMEX)	$5.28	$4.52	17	$4.89	$4.60	6

Molybdenum (per pound – Metals Week Mean)	$6.35	$3.28	94	$5.32	$3.77	41

Metal Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	%	2003	2002	%

Copper (000s pounds)
Mined	212,500	209,300	1.5	826,000	763,900	8.1
Refined	184,900	183,700	0.7	731,400	737,500	(0.8)
Sales	226,600	205,600	10.2	827,100	805,600	2.7

Silver (000s ounces)
Mined	1,216	1,150	5.7	4,270	3,710	15.1
Refined	1,001	1,051	(4.8)	3,599	3,660	(1.7)
Sales	1,266	1,158	9.3	4,192	4,034	3.9

Molybdenum (000s pounds)
Mined	5,364	4,711	13.9	19,886	18,340	8.4
Sales	5,332	4,612	15.6	19,953	18,178	9.8

Southern Peru Copper Corporation
and  Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002		2003	2002
	(in thousands, except for per share data)
			%			%
Net sales	$245,694	$165,214	49	$798,406	$664,650	20

Operating costs and expenses:
Cost of sales	131,594	109,924	20	468,453	442,477	6
Administrative and other expenses	6,958	6,067	15	27,247	27,574	(1)
Depreciation, amortization and depletion	18,895	18,508	—	73,579	67,840	8
Exploration expense	3,223	1,387	132	12,293	7,766	58
Total operating costs and expenses	160,670	135,886	18	581,572	545,657	7

Operating income	85,024	29,328	190	216,834	118,993	82

Interest income	991	751	32	3,363	2,796	20
Other income and (expense)	(673)	137	(591)	(133)	(9,840)	(99)
Interest expense	(3,511)	(3,232)	9	(13,165)	(14,415)	(9)

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	81,831	26,984	203	206,899	97,534	112

Taxes on income	38,243	12,059	217	84,969	36,122	135

Minority interest of investment shares	414	155	167	1,158	857	—

Earnings before cumulative effect of the change in accounting	43,174	14,770	192	120,772	60,555	99

Cumulative effect of the change in accounting principle, net of income tax	—	—		1,541	—

Net earnings	$43,174	$14,770	192	$119,231	$60,555	97

Per common share amounts:
Earnings before cumulative effect of the change in accounting principle	$0.54	$0.18		$1.51	$0.76
Cumulative effect of the change in accounting principle	—	—		(0.02)	—
Net earnings – basic and diluted	$0.54	$0.18		$1.49	$0.76
Dividends paid	$0.23	$0.09		$0.57	$0.36

Weighted average common shares outstanding (Basic)	80,018	80,008		80,012	80,005
Weighted average common shares outstanding (Diluted)	80,026	80,012		80,017	80,009

Southern Peru Copper Corporation
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31, 2003	December 31, 2002
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$295,472	$147,537	100.3%
Accounts receivable, net	89,238	60,345	47.9
Inventories	76,692	91,880	(16.5)
Other current assets	14,549	11,110	31.0
Total current assets	475,951	310,872	53.1

Net property	1,118,202	1,136,979	(1.7)
Capitalized mine stripping, net	215,207	181,558	18.5
Intangible assets	109,007	112,017	(2.7)
Other assets	12,385	10,820	14.5
Total Assets	$1,930,752	$1,752,246	10.2%

LIABILITIES
Current liabilities:
Current portion of long-term debt	$60,000	$—	100%
Accounts payable	48,322	39,377	22.7
Accrued liabilities	78,875	61,417	28.4
Total current liabilities	187,197	100,794	85.7

Long-term debt	289,043	299,043	(3.3)
Deferred income taxes	110,075	88,566	24.3
Other liabilities and reserves	15,854	14,792	7.2
Asset retirement obligation	5,267	—	100.0
Total non-current liabilities	420,239	402,401	4.4

MINORITY INTEREST	7,913	7,676	3.1

STOCKHOLDERS’ EQUITY
Common stock (a)	261,875	261,726
Retained earnings	1,053,528	979,649	7.5
Total Stockholders’ Equity	1,315,403	1,241,375	6.0
Total Liabilities, Minority Interest and Stockholders’ Equity	$1,930,752	$1,752,246	10.2%

(a)Common Shares:	Authorized	34,099	34,099
	Outstanding	14,116	14,108

Class A Common Shares: Authorized and Outstanding		65,901	65,901

Southern Peru Copper Corporation
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(in thousands)		(in thousands)

OPERATING ACTIVITIES:
Net earnings	$43,174	$14,770	$119,231	$60,555
Cumulative effect of the change in accounting principle, net of income tax	—	—	1,541	—
Depreciation, amortization and depletion	18,895	18,508	73,579	67,840
Capitalized mine stripping	(10,972)	(11,534)	(40,195)	(52,054)
Minority interest of investment shares	414	155	1,158	857
Cash provided from (used for) operating assets and liabilities	10,236	18,908	10,182	49,124
Other, net	12,244	(519)	25,490	3,920
Net cash provided from operating activities	73,991	40,288	190,986	130,242

INVESTING ACTIVITIES:
Capital expenditures	(15,468)	(11,645)	(49,834)	(76,866)
Other, net	—	77	55	226
Net cash used for investing activities	(15,468)	(11,568)	(49,779)	(76,640)

FINANCING ACTIVITIES:
Dividends paid	(18,044)	(7,121)	(45,352)	(21,494)
Debt incurred (repaid)	—	—	50,000	(96,992)
Escrow withdrawals on long-term loans	(94)	308	89	7,244
Distribution to minority interest	(141)	(59)	(408)	(305)
Treasury stock and investment share purchases, net	(31)	(119)	(526)	(8,745)
Net cash provided from (used for) financing activities	(18,310)	(6,991)	3,803	(120,292)

Effect of exchange rate changes on cash	310	(200)	2,925	1,370

Net increase (decrease) in cash and cash equivalents	$40,523	$21,529	$147,935	$(65,320)